Exhibit 10.23

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (the “Amendment”) is made this 10 day of January 2013, between HINES GLOBAL REIT 100/140 FOURTH AVE LLC, a Delaware limited liability company (“Landlord”), and FISHER COMMUNICATIONS, INC., a Washington corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain Lease dated December 15, 2011 (the “Lease”) pursuant to which Tenant leases certain space from Landlord in Fisher Plaza in Seattle, Washington.

B. The parties now wish to amend the Lease to change the way parking is handled, subject to and in accordance with the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

1. Parking. Article 23 of the Lease is hereby deleted in its entirety and replaced with the following:

23.1 Base Parking Allocation. Landlord shall make available to Tenant three hundred sixty (360) (the “Base Allocation”) parking passes enabling the holder thereof to park in unreserved spaces in the Garage (the “Parking Passes”). Landlord and Tenant acknowledge that Tenant is not required to pay separate fees or charges for the Base Allocation of Parking Passes, and Tenant’s use of the same is included in the Base Rent payable under this Lease. Upon any reduction in the Premises pursuant to Section 2.3 of this Lease or by agreement with Landlord or otherwise, the Base Allocation shall be reduced in proportion to the reduction in the square footage of the Premises. In addition to the Base Allocation, Tenant may elect to purchase up to thirteen (13) Parking Passes for a monthly fee for each additional Parking Pass purchased equal to the lesser of (a) Two Hundred Dollars (the “Base Parking Rate”) (plus any applicable taxes or governmental charges) or (b) the then current prevailing rate for unreserved monthly parking in the Garage (plus any applicable taxes or governmental charges). On January 1st of each calendar year, commencing January 1, 2013, the Base Parking Rate shall increase by an amount equal to three percent (3%) of the Base Parking Rate for the prior year. All fees for the additional Parking Passes purchased by Tenant shall be paid monthly in advance on or before the first day of the month. All parking fees shall be considered Additional Rent under this Lease. Tenant may change the number of Parking Passes it needs and may cancel specific Parking Passes from time to time throughout the Term, but shall not be entitled to any refund of parking fees already paid. Tenant shall provide Landlord with notice of any such change (which may be made by letter or email to Landlord’s designated parking operator or representative) no later than the fifteenth (15th) day of any month for any change Tenant desires to take effect as of the first (1st) day of the following month. If Tenant timely provides a change notice, Landlord shall make all additional Parking Passes requested (up to the maximum of thirteen (13) that Tenant is entitled to hereunder) available to Tenant by the first (1st) day of such following month or, for any requested cancellation, Tenant shall no longer be charged for the Parking Passes cancelled after the end of the month in which such notice is given. Tenant shall pay for the cost of all lost, stolen or damaged Parking Passes.

23.2 Operations Parking; Reserved Parking. Tenant shall have the right at all times without charge, to park and store news, operations and technology vehicles and equipment in the portion of level P2 of the Garage that is segregated and reserved for Tenant’s exclusive use 24/7/365 as existing on the Commencement Date (the “Operations Parking”). The Operations Parking consists of an agreed area containing twenty seven (27) parking spaces. Additionally, certain parking spaces in the Garage are currently marked as “Reserved” and holders of Tenant’s Parking Passes shall have the right to exclusive use of fifteen (15) of such reserved spaces 24/7/365. Landlord shall at all times clearly mark such spaces as “Reserved 24 hours”. Throughout the balance of the Term, Landlord shall continue to mark the same number of spaces as reserved, but the parties may change the location of the reserved spaces from time to time by mutual agreement. Except as expressly provided in this Section 23.2, no specific spaces in the Garage shall be assigned to Tenant.

23.3 Parking Rent Credit. Base Rent under the Lease shall remain unchanged, but effective as of and retroactive to April 1, 2012, Tenant shall be entitled to a monthly credit against Base Rent in the amount of Ten Thousand Dollars ($10,000) per month (the “Parking Credit”). On January 1st of each calendar year, commencing January 1, 2013, the Parking Credit shall increase by an amount equal to three percent (3%) of the Parking Credit for the prior year. Landlord shall reconcile and give effect to the retroactive portion of the Parking Credit within thirty (30) days after full execution of this Amendment.

23.4 Additional Parking. If Landlord determines in its discretion that the Garage has sufficient capacity to provide additional parking after satisfying the parking requirements in other tenants’ leases, Tenant may purchase additional Parking Passes (in excess of the number provided for in Section 23.1) at the then prevailing rate for parking in the Garage as such rate may change from time to time plus any applicable taxes or governmental charges. Tenant agrees that Landlord may provide other tenants with a minimum of two (2) parking passes for each one thousand (1,000) feet of rentable area leased by other tenants. If Landlord sells all of the available monthly parking in the Garage, Landlord shall keep a waiting list of persons who desire to purchase monthly parking in the Garage. If Landlord determines that it can accommodate additional monthly parking after satisfying the parking requirements in other tenants’ leases and Tenant is already using all of the Parking Passes to which it is entitled under Section 23.1, Landlord shall give preference to the Tenant’s employees whose names are on the waiting list.

23.5 Parking Management. Except as expressly provided herein, Landlord shall have exclusive control over the day-to-day operations of the Garage. Landlord may allow public parking in the Garage and may “oversell” parking in the Garage as is customary in parking garages of Class A office buildings and tenant parking will be accommodated through normal overflow and in and out privileges of the holders of Parking Passes. Landlord has records of Tenant’s parking usage dating back to 2009. Landlord will manage overflow and public parking in a manner designed to ensure sufficient parking is available on non-holiday weekdays between the hours of 7:00 a.m. and 5:00 p.m. to accommodate the greater of (i) the average usage by Tenant since 2009 on that same day between the hours of 7:00 a.m. and 5:00 p.m.; or (ii) the daily average usage by Tenant between December 3, 2012 and December 7, 2012, between the hours of

7:00 a.m. and 5:00 p.m. Tenant shall notify Landlord if it anticipates that it may require more than such average usage on non-holiday weekdays between the hours of 7:00 a.m. and 5:00 p.m. during any particular period of time or if Tenant anticipates that its average usage on non-holiday weekdays between the hours of 7:00 a.m. and 5:00 p.m. is anticipated to increase after January 1, 2013. Upon receiving such notice, Landlord shall manage parking in the Garage in a manner designed to ensure that sufficient parking is available to accommodate such increased usage (subject to the maximum number of Parking Passes provided under Section 23. 1 above). If the holders of Tenant’s Parking Passes are unable to find parking in the Garage on non-holiday weekdays between the hours of 7:00 a.m. and 5:00 p.m., Tenant shall notify Landlord so that Landlord can track any problems and make any adjustments necessary to accommodate Tenant’s historical parking usage, as the same may change from time to time as provided above. Except as otherwise expressly provided herein, parking at all other times is on a first come first served basis. Tenant shall comply with the terms of that certain Transportation Management Program applicable to the Project, a memorandum of which is recorded under King County Recording No. 20000414001539, to the extent such program requires tenants of the Building to comply with the same. Landlord may use any reasonable means of identifying and controlling vehicles authorized to be parked in the Garage. Landlord may make, modify and enforce reasonable rules and regulations relating to the parking in the Garage and may designate areas within the Garage for short term, visitor, carpool or plug in vehicle parking only and Landlord may change such designations from time to time; provided, however, that if there is any conflict between such rules, regulations and designations and the Lease (as amended by this Amendment), the terms of the Lease (as amended by this Amendment) shall prevail. Tenant shall abide by, and shall cause the holders of its Parking Passes to abide by, such rules, regulations and designations. Landlord reserves the right to alter the configuration of parking spaces and driveways in the Garage provided there is no material adverse impact on Tenant or Tenant’s rights hereunder. Landlord may operate the Garage or, in its discretion, may arrange for the Garage to be operated by a responsible and experienced third party and the operator shall be entitled to exercise any rights granted to Landlord under this Section to the extent that Landlord is entitled to exercise the same. If Landlord hires a third party to operate the Garage, then Landlord shall notify Tenant of the same and Landlord may direct that the monthly parking charges be paid to such operator at such place as the operator may direct. Tenant shall participate in all programs run by Landlord or required by any governmental agency to reduce commute trips and to encourage its employees to use public transportation, provided any programs voluntarily initiated by Landlord do not result in a material burden to Tenant, reduce any of Tenant’s rights hereunder or cause a material disruption to the operation of Tenant’s business.

2. Broker’s Commission; Costs. Tenant represents and warrants to Landlord that it has had no dealing with any broker or agent in connection with this Amendment. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liabilities for any other commissions or other compensation or charges claimed by any broker or agent based on dealings with Tenant. Landlord and Tenant shall each bear their own costs and expenses with respect to the negotiation, preparation and execution of this Amendment.

3. Defined Terms; Conflict. Capitalized terms used herein and not otherwise defined shall have the meanings given in the Lease. If there is any conflict between the terms, conditions and provisions of this Amendment and the terms and conditions of the Lease, the terms, conditions and provisions of this Amendment shall prevail.

4. No Further Amendment. Except as expressly modified by this Amendment, all terms, covenants and provisions of the Lease shall remain unmodified and in full force and effect and are hereby expressly ratified and confirmed.

5. Miscellaneous. This Amendment sets forth the entire agreement of the parties as to the subject matter hereof and supersedes all prior discussions and understandings between them with respect to the same. The parties confirm that there are no other promises, covenants, understandings, agreements, representations or warranties with respect to the subject matter of this Amendment except as expressly set forth herein or in the Lease. Neither this Amendment nor the Lease may be amended in any manner except by an instrument in writing signed by a duly authorized officer or representative of each party hereto. If any of the provisions of this Amendment be found to be invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be stricken and the remainder of this Amendment shall nonetheless remain in full force and effect unless striking such provision shall materially alter the intention of the parties. No waiver of any right under this Amendment shall be effective unless contained in a writing signed by a duly authorized officer or representative of the party sought to be charged with the waiver and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future right or of any other right arising under this Amendment.

6. Representation. Tenant acknowledges that it has been represented, or has had sufficient opportunity to obtain representation of counsel with respect to this Amendment. Tenant represents to Landlord that Tenant has read and understood the terms hereof and the consequences of executing this Amendment and that, except as expressly set forth herein, no representations have been made to Tenant to induce the execution of this Amendment. Tenant further waives any right it may have to require the provisions of this Amendment to be construed against the party who drafted it.

7. Authority. Each person signing this Amendment on behalf of the respective parties represents and warrants that he or she is authorized to execute and deliver this Amendment, and that this Amendment will thereby become binding upon Landlord and Tenant, respectively.

8. Counterparts. This Amendment may be executed in counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written. Landlord is authorized to enter the date of the last party’s execution hereof in the blank in the introductory paragraph.

LANDLORD:	HINES GLOBAL REIT 100/140 FOURTH AVE LLC

By:

Name:

Title:

TENANT:	FISHER COMMUNICATIONS, INC.

	By:	/s/ Robert I. Dunlop

	Name:	Robert I. Dunlop

	Title:	Executive Vice President

Landlord Acknowledgement

State of Texas

County of Harris

On ______________ (Date) before me, _____________________________ (Name of Notary Public) personally appeared _____________________________ (name of signer) proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Witness my hand and official seal.

Signature of Notary

Tenant Acknowledgement

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

On this 10th day of January, 2013, before me, a Notary Public in and for the State of Washington, personally appeared Robert I. Dunlop [name], personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed this instrument, on oath stated that he/she was authorized to execute the instrument, and acknowledged it as the Executive Vice President [title] of FISHER COMMUNICATIONS, INC., a Washington corporation, to be the free and voluntary act and deed of said corporation for the uses and purposes mentioned in the instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

/s/ S.S. Rogerson
NOTARY PUBLIC in and for the State of Washington, residing at Lynnwood, WA My appointment expires 3.3.2013 Print Name S.S. Rogekson